Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-32463 and 333-92228, each on Form S-8, of PerkinElmer, Inc. of our report dated June 27, 2007 (which expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans), appearing in this Annual Report on Form 11-K of PerkinElmer, Inc. Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 27, 2007